July 8, 1996

Q & A for shareholders calling regarding proposed changes to fundamental investment restrictions

1. I understand that Putnam has been sending out proxies to shareholders that include proposals to change some of the funds' fundamental investment restrictions. Why is Putnam doing this?

     The  purpose  of  these  proposed  changes  is  to
     standardize  the  investment restrictions  of  the
     Putnam  funds  where appropriate and,  in  certain
     cases,   to   increase   the   funds'   investment
     flexibility.  In addition, many of  these  changes
     amend  or  eliminate unnecessarily cumbersome  and
     outdated  requirements.   Standardized  investment
     restrictions will help Putnam Management to more easily monitor each fund's compliance with its investment policies.

2. Will these changes affect the funds' objectives or basic investment strategies?

     The  proposed changes will not change  the  funds'
     investment    objective   or   basic    investment
     strategies.  Rather, they will allow the portfolio
     management  team  more  flexibility  in   choosing
     investments   to   meet   those   objectives   and
     strategies.   Putnam  has  always  been  a  strong
     proponent of "truth in labelling," meaning that the funds aim for a clear level of risk and return and that the funds are managed in accordance with the funds' policies and objectives. This will not affect that guiding principle in any way.

3.   When were these investment restrictions implemented?

    Fundamental investment restrictions are adopted  at
    the  time a fund is organized.  Many of the  Putnam
    funds  were  organized twenty  years  ago  or  more
    (almost  60  years ago in the case  of  The  George
    Putnam   Fund).   Many  of  the  proposed   changes
    reflect  the  elimination of  restrictive  policies
    that  were  required at one time by  various  state
    securities  authorities  but  that  are  no  longer
    required  under  current  regulations.   In   other
    words, if the fund was being organized now, these restrictions would no longer be required.

4.   Will this affect the costs to the fund?

     It is possible that the adoption of the proposed changes may result in some reduction in costs to the fund over the longer term because it should help lower the costs relating to monitoring and compliance with investment restrictions over the complex of Putnam funds once the funds have more uniform restrictions.

5. Are other firms also proposing removal of investment restrictions?

     Many  other  fund complexes, faced with  the  same
     outdated  sets  of  investment restrictions,  have
     already  proposed,  or  are  in  the  process   of
     proposing,   similar  changes  to   their   funds'
     fundamental investment restrictions.